SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            July 24, 2015

                          PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code        (770) 587-9898

                                             Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Other Events

Item 8.01 – Other Events

On July 24, 2015, Perma-Fix Environmental Services, Inc.’s ( the “Company”) majority-owned Polish subsidiary, Perma-Fix Medical S.A. and Digirad Corporation, a Delaware corporation (“Digirad”), Nasdaq: DRAD, entered into a multi-year Supplier Agreement (the “Supplier Agreement”) and a Series F Stock Subscription Agreement (the “Subscription Agreement”), (together, the “Digirad Agreements”). Digirad is one of the largest national providers of in-office nuclear cardiology imaging services and uses Tc-99m for use in the medical diagnostic imaging business. Perma-Fix Medical S.A. was formed to develop and commercialize a new process to produce Tc-99m, the most widely used medical isotope in the world and is a publicly traded company listed on the NewConnect market of the Warsaw Stock Exchange. Pursuant to the terms of the Digirad Agreements, Digirad purchased 71,429 shares of Perma-Fix Medical S.A.’s restricted Series F Stock for an aggregate purchase price of $1,000,000. Under Polish law, issuance of shares requires approval of the shares by the Polish court which is expected to occur in the third quarter of 2015. In the event that the shares are not approved by the Polish court within 120 days, Perma-Fix Medical S.A. and Digirad have agreed that Perma-Fix Medical S.A. will return the $1,000,000 to Digirad and the Digirad Agreements shall terminate. The 71,429 share investment made by Digirad, when completed, will constitute approximately 5.4% of the outstanding common shares of Perma-Fix Medical S.A. Upon the issuance of the 71,429 shares to Digirad, the Company’s ownership interest in Perma-Fix Medical S.A. would be diluted from approximately 64.0% to approximately 60.5%.

The Supplier Agreement provides, among other things, that upon Perma-Fix Medical S.A.’s commercialization of certain Tc99m generators, Digirad will purchase agreed upon quantities of Tc-99m for its nuclear imaging operations either directly or in conjunction with its preferred nuclear pharmacy supplier and Perma-Fix Medical S.A. will supply Digirad, or its preferred nuclear pharmacy supplier, with Tc-99m at a preferred pricing, subject to certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Dated:	July 29, 2015	By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and
Chief Financial Officer